Exhibit 99.1

February 28, 2019

Press Release

Kentucky Bank Parent Company Announces Dividend Increase

Paris, Kentucky - Kentucky Bancshares, Inc., parent holding company for Kentucky Bank, announced today a 6.25% increase in the quarterly dividend to shareholders.  The payout will be 17 cents per share, up from 16 cents for the previous quarter.  This payment will be made March 29, 2019 to shareholders of record March 15, 2019.

“We are pleased that 2018 was another record year for the Company.  We attained record earnings of $12.4 million (a 16% increase over 2017) and record assets of $1.09 billion.   The positive growth in earnings and assets should continue to add value for our shareholders,” said Louis Prichard, President and Chief Executive Officer.

Kentucky Bank is headquartered in Paris and also has offices in 11 Kentucky communities.  It ranks 11 in size among the 148 banks headquartered in the Commonwealth of Kentucky.  Shares of the parent holding company trade under the symbol of KTYB.

Contact:  Gregory J. Dawson

               Chief Financial Officer